Exhibit 99.4

YUCAIPA AMERICAN ALLIANCE FUND II, L.P.

YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND II, L.P.

9130 W. Sunset Boulevard

Los Angeles, CA 90069

August     , 2010

Dear Mr.                             :

This letter agreement (this “Agreement”) is with reference to your agreement to be nominated by Yucaipa American Alliance Fund II, L.P., a Delaware limited partnership and Yucaipa American Alliance (Parallel) Fund II, L.P., a Delaware limited partnership (collectively, “Yucaipa”) for election to the Board of Directors (the “Board”) of Barnes & Noble, Inc., a Delaware corporation (the “Company”) at the 2010 Annual Meeting of Stockholders of the Company (together with any adjournments, postponements or stockholder meetings held in lieu thereof, the “2010 Annual Meeting”). Yucaipa currently intends to nominate you and two other persons (each, a “Yucaipa Nominee”) as the Yucaipa Nominees for election to the Board at the 2010 Annual Meeting, and currently plans to solicit proxies (the “Proxy Solicitation”) from the Company’s stockholders to elect you and each other Yucaipa Nominee to the Board. By executing this Agreement, you agree that if Yucaipa selects you as a Yucaipa Nominee you will fully and actively participate in the Proxy Solicitation, and you will devote the time and energy reasonably required to conduct an effective campaign for the election of you and the other Yucaipa Nominees to the Board.

1. Responsibilities.

(a) By signing this Agreement and the written consent attached hereto as Exhibit A, you agree, among other things:

(i) To be named as a Yucaipa Nominee in any nominating materials submitted to the Company and in any Proxy Solicitation materials or other Securities and Exchange Commission (“SEC”) filings that may be prepared by Yucaipa in connection with your nomination as a Yucaipa Nominee or the Proxy Solicitation (collectively, the “Proxy Materials”);

(ii) To provide true and complete information concerning (A) your background, experience, abilities, professional qualifications and integrity as may be requested from time to time by Yucaipa or (B) such other matters as are required or customary to be disclosed regarding you, your nomination as a Yucaipa Nominee or the Proxy Solicitation under (x) the Company’s bylaws (the “Bylaws”) or (y) pursuant to the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder;

(iii) To not omit any information that may be material to an understanding of your background, experience, abilities, professional qualifications and integrity or in order to make any information you may provide Yucaipa not misleading in the context in which it is provided;

(iv) That your agreement to be a Yucaipa Nominee, and any information regarding you, or your nomination or that you provide to Yucaipa pursuant to this Agreement, may be included in the nominating materials submitted by Yucaipa to the Company and disclosed by Yucaipa in its Proxy Solicitation materials, SEC filings or otherwise; and

(v) If elected to the Board, you will serve as a director of the Company, and in that capacity you will (A) act in the best interests of the Company and its stockholders, (B) exercise your independent judgment and act in good faith, and (C) duly consider all matters that come before the Board, in each case, consistent with your fiduciary duties as a director; and

(vi) If requested by Yucaipa, and upon reasonable notice, you agree to attend and participate in meetings with stockholders, analysts, fund managers, representatives of nominee holders, proxy advisory firms, members of the media, and other persons Yucaipa from time to time may request in connection with the Proxy Solicitation, the election of the Yucaipa Nominees or any stockholder resolutions Yucaipa may determine to bring before the Company’s stockholders.

You represent that any information that you supply to Yucaipa (the “Nominee Information”) will be true, complete and correct when provided and will not omit any information that may be material to understanding your background, experience, abilities, professional qualifications and integrity or that otherwise would be necessary in order to make the Nominee Information you provide not misleading in the context in which it is provided. In addition, you agree that, concurrently with your execution of this Agreement, you will execute a written consent (in the form attached as Exhibit A), in which you consent to being a Yucaipa Nominee, consent to being named in the Proxy Materials as a Yucaipa Nominee and, if elected, you consent to serving as a director of the Company. You also agree that you will promptly provide Yucaipa (x) any necessary updates or corrections to your Nominee Information, to the extent you become aware that any such information is incomplete or inaccurate in any respect, and (y) such additional information as Yucaipa may request in connection with your nomination or the Proxy Solicitation.

(b) The parties to this Agreement acknowledge and agree that you are not an employee, agent or representative of Yucaipa; that you are independent of, and not controlled by or acting at the direction of, Yucaipa; and that, if elected, you will act as an independent director of the Company, on behalf of the Company and all of the stockholders of the Company, and will in no way be controlled by, report to, or act at the direction of, Yucaipa. You understand you have no authority to act as an agent of Yucaipa and agree that you will not represent that you are an agent of Yucaipa to any person.

2.      No Nomination Obligation. Notwithstanding anything in this Agreement to the contrary, you acknowledge that Yucaipa is not obligated to nominate you or any other potential Yucaipa Nominee for election to the Board or to commence, conduct or complete the Proxy Solicitation.

3.      Compensation. In consideration of your agreements contained herein, promptly following your execution of this letter agreement and the attached written consent, Yucaipa shall pay to you a one-time lump sum payment of one hundred thousand dollars ($100,000). You shall be entitled to the full amount of this payment even if for any reason you are not nominated or elected or appointed to serve on the Board. We expect that if you are elected or appointed to the Board you would be entitled to receive the same compensation as the Company pays to the other directors of the Company for their service as directors, in accordance with the Company’s policies as from time to time in effect. Once elected to the Board (or once Yucaipa advises you it has determined not to nominate you), Yucaipa will have no obligation to provide you any compensation or reimburse you for any expenses you may incur after that date.

4.      Expenses. Yucaipa agrees from the date of this Agreement until the earliest of (a) the date you are elected to the Board (or if the election or qualification of members to the Board is contested on any grounds, the date such contest is resolved) and (b) the date Yucaipa informs you (i) it will not commence or has abandoned the Proxy Solicitation, (ii) it has determined not to nominate you as a Yucaipa Nominee or (iii) the requisite number of votes for your election to the Board has not been obtained, Yucaipa will (A) promptly reimburse you for all reasonable out of pocket expenses you incur in performing your responsibilities as a Yucaipa Nominee as set forth in paragraph 1 and (B) directly pay the fees, costs and expenses incurred on behalf of Yucaipa in connection with the Proxy Solicitation.

5.      Indemnification.

(a) As a material inducement to you to become a Yucaipa Nominee, Yucaipa hereby agrees to indemnify, defend and hold you harmless from and against any and all losses, claims, damages, liabilities, judgments, fines, penalties, settlement payments, awards, costs, expenses and amounts of any type (including reasonable fees and disbursements of counsel and costs of investigation) (collectively, “Losses”) to which you become subject or which you incur in connection with being made, or threatened to be made, a party or witness (or in any other capacity) to any proceeding at law or in equity or before any governmental agency or board or any other body whatsoever (whether arbitral, civil, criminal, trial, appeal, administrative, formal, informal, investigative or other) (a “Proceeding”), arising out of or based upon your being a Yucaipa Nominee or a “participant in a solicitation” (as defined in the rules and regulations under the Securities Exchange Act of 1934, as amended) in connection with the Proxy Solicitation.

(b) The indemnification obligation set forth in subparagraph (a) of this paragraph 5 will not apply to the extent (i) the Losses (or any costs of defending you in a Proceeding) are otherwise paid or payable under any directors and officers insurance policy that may separately provide coverage to you as a Yucaipa Nominee or a director of the Company, or (ii) such Losses arise or result from (A) your gross negligence or willful misconduct, or (B) any untrue statement or omission made by you or made by Yucaipa in reliance upon and in conformity with any Nominee Information furnished by you for use in your nomination materials or in the Proxy Solicitation material or another document to be made available to the public; it being understood that you are furnishing the Nominee Information expressly for use in the nominating materials to be submitted by Yucaipa to the Company and in the Proxy Solicitation materials and other filings to be made publicly available in connection with the Proxy Solicitation. We expect that if you are elected to the Board, (x) you will be entitled to the same indemnification and advancement of expenses with respect to your service as a director of the Company as the Company provides to its other directors and (y) you will be entitled to be covered by any directors and officers liability insurance policy that the Company from time to time may maintain for its directors, each in accordance with the Company’s polices as in effect from time to time. After you are elected to the Board, Yucaipa’s indemnification obligations will be deemed (as between Yucaipa and the Company) secondary to any insurance or indemnification provided by the Company to its directors, and (to the extent that the Company’s director indemnification policies and insurance coverage would cover the Losses in question in the absence of this Agreement) the Company will be deemed for all purposes to be the primary obligor with respect to any and all such Losses sustained in connection with a Proceeding which Yucaipa otherwise would be required to indemnify you pursuant to this paragraph 5. For avoidance of doubt, if there is a dispute as to whether the Company or Yucaipa is the appropriate indemnifying party with respect to any specific Losses, Yucaipa will provide indemnification and advancement of expenses in accordance with the terms and conditions hereof pending the resolution of such dispute, and subject to Yucaipa’s rights to seek reimbursement from the Company.

(c) In the event of the commencement or threatened commencement of any Proceeding in respect of which you may seek indemnification from Yucaipa hereunder, you will give prompt written notice thereof to Yucaipa; provided, however, that your failure to provide prompt notice shall not relieve Yucaipa of its indemnification obligations hereunder, except to the extent that Yucaipa is materially prejudiced as a result thereof. Yucaipa shall timely pay all reasonable fees and disbursements of the defense counsel selected by Yucaipa (which shall be a nationally recognized firm experienced in the matters subject to the Proceeding in question) in respect of any such Proceeding with respect to which Yucaipa provides you indemnification as they become due and payable. In addition to such defense counsel, you shall have the right to retain your own separate defense counsel and participate in the defense of the Proceeding if you so desire, provided that you shall be responsible for the fees and expenses of such counsel and costs of such participation unless either (i) you and Yucaipa mutually agree to the retention of such counsel and Yucaipa agrees to pay some or all of the cost of such separate counsel, or (ii) representation of you and Yucaipa or the other Yucaipa Nominees by the same counsel would be inappropriate due to actual or potential differing interests of such parties.

(d) Yucaipa shall not indemnify you or otherwise be liable for any settlement of any Proceeding (or any related Losses) effected by you or on your behalf without the prior written consent of Yucaipa. Without your prior written consent, Yucaipa shall not settle any Proceeding in any manner that (i) would impose any material penalty, obligation or limitation on you (other than monetary damages that will be paid by insurance, the Company or that Yucaipa agrees to pay), (ii) that contains any admission of wrongdoing on your part or (iii) otherwise reasonably would result in damage to your professional reputation.

(e) Your rights to indemnification under this Agreement shall include the right to be advanced any and all expenses incurred in connection with any indemnifiable claim promptly upon your request as such expenses are incurred, subject to your executing a written undertaking to repay the amount of such advances to Yucaipa if it is ultimately determined you are not entitled to be indemnified by Yucaipa. The indemnification provided by this Agreement shall not be deemed exclusive of any other rights to which you may be entitled under any bylaw, other agreement, vote of stockholders or disinterested directors, or otherwise, to the extent such other rights are permitted by applicable law.

(f) Notwithstanding anything to the contrary, if Yucaipa has made payments to you or on your behalf pursuant to the indemnification, defense and expense reimbursement provisions hereof and you subsequently are reimbursed by a third party therefor, you will remit such subsequent reimbursement to Yucaipa. Yucaipa also shall be subrogated to all of your rights of recovery with respect to any matters with respect to which Yucaipa has made indemnification payments, and you shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable Yucaipa to effectively bring suit to enforce such subrogated rights. Further, no payment by or on behalf of Yucaipa hereunder shall affect the relative responsibilities of the Company as the primary indemnitor in respect of any specified Losses and Yucaipa as the secondary indemnitor in respect thereof, nor shall any payment by or on behalf of Yucaipa in advance of determining the Company’s and Yucaipa’s relative responsibilities with respect to such Losses be deemed an admission that (as between the Company and Yucaipa) Yucaipa is responsible as an indemnitor nor shall any such payment be deemed a waiver of any rights that Yucaipa may have to be reimbursed or repaid by the Company for any such payments.

6.      General. All notices and other communications under this Agreement shall be in writing and delivered by a nationally-recognized overnight courier and, if mailed to you, then to the address set forth above under your name, and, if mailed to Yucaipa, then to the address set forth above, attention: Frank Quintero. The failure of a party to this Agreement to insist upon strict adherence to any term in this Agreement shall not waive such party’s rights to insist upon strict adherence to that term or to any other term. If any one or more provisions of this Agreement are deemed to be invalid, illegal or unenforceable by a court of competent jurisdiction, then such provision(s) shall be deemed severed to the least extent possible without affecting the validity, legality and enforceability of the remainder of this Agreement. This Agreement (a) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts or choice of laws principles; (b) contains the entire understanding of the parties with respect to its subject matter; (c) may not be modified or amended except by mutual written consent; and (d) establishes contract rights which shall inure to the benefit of and be binding upon the parties to this Agreement and their respective heirs, representatives, successors, and assigns. If any signature to this Agreement is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

7.      Most Favored Person. If Yucaipa enters into any nomination agreement with any other Yucaipa Nominee that contains any term that is more favorable to such Yucaipa Nominee than this Agreement is to you, this Agreement shall be deemed to be amended automatically to incorporate such more favorable term. Yucaipa agrees to notify you of any such deemed amendment.

* * * * * * *

[Remainder of page intentionally left blank; signature page follows]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement.

Very truly yours,

YUCAIPA AMERICAN ALLIANCE FUND II, L.P.

By:	Yucaipa American Alliance Fund II, LLC
Its:	General Partner

	By:	Yucaipa American Funds, LLC
	Its:	Managing Member

		By:	Yucaipa American Management, LLC
		Its:	Managing Member

By:
Name: Ronald W. Burkle
Its: Managing Member

YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND II, L.P.

By:	Yucaipa American Alliance Fund II, LLC
Its:	General Partner

	By:	Yucaipa American Funds, LLC
	Its:	Managing Member

		By:	Yucaipa American Management, LLC
		Its:	Managing Member

By:
Name: Ronald W. Burkle
Its: Managing Member

Accepted and agreed to:

Date: , 2010